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Exhibit 10.1

August 28, 2003

Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, Colorado 80260
Attn: Chief Financial Officer

  Re:
  Second Amended and Restated Loan and Security Agreement with Ultimate Electronics, Inc., et al.—Maximum Permitted Capital Expenditures for One Year Period Continuing Through January 31, 2004

Gentlemen:

        Reference is hereby made to that certain Second Amended and Restated Loan and Security Agreement, dated as of September 28, 2001, executed by Ultimate Electronics, Inc., a Delaware corporation ("Ultimate"), the other entities party thereto indicated to be a "Borrower" (together with Ultimate, "Borrowers"), Wells Fargo Retail Finance, LLC, a Delaware limited liability company ("WFRF"), as the arranger and administrative agent ("Agent") and WFRF as a Lender (as amended from time to time, "Loan Agreement"). Unless otherwise indicated, all terms used herein shall have the same meanings as in the Loan Agreement. PNC Bank, National Association and WFRF are the current "Lenders" party to the Loan Agreement ("Lenders").

        Each of the Borrowers has requested that Lenders agree with Borrowers that despite the present wording of Section 7.22 of the Loan Agreement, that for the period beginning February 1, 2003, and continuing through January 31, 2004 ("Subject Period"), the maximum aggregate amount of capital expenditures (exclusive of capitalized leased financing incurred for financing the acquisition of real estate in connection with the opening of a new store located on such real estate) Borrowers may make is $48,000,000 ("Maximum Capital Expenditure Amount").

        Subject to the terms and conditions of this letter, Lenders hereby agree with Borrowers that $48,000,000 shall constitute the Maximum Capital Expenditure Amount for the Subject Period.

        The foregoing agreement by Lenders to modify Section 7.22 of the Loan Agreement (i) shall not waive or affect any past, present or future violation or violations of any provision of Loan Agreement, and (ii) shall not directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect either Agent's or Lenders' right at any time to exercise any right, privilege, or remedy in connection with the Loan Agreement, any other Loan Document, or any other contract or instrument, or (b) amend or alter any other provision of the Loan Agreement, any other Loan Document, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of any Borrower or any right, privilege or remedy of Agent or Lenders under the Loan Agreement, any other Loan Document, or any other contract or instrument.

        Except as expressly set forth herein, all of the other terms, provisions and conditions of the Loan Agreement and the other Loan Documents shall remain and continue in full force and effect.

        Lenders reserve all of their rights, privileges and remedies under the Loan Agreement, each other Loan Document, and any other contracts or instruments executed by any Borrower and/or for the benefit of any Lender. In order to induce Lenders to execute this letter, Borrowers accept and agree to each provision of this letter.

        Notwithstanding any provision of this letter to the contrary, this letter shall not be directly or indirectly effective against Lenders for any purpose unless and until Agent receives the original of this letter which has been duly signed by Ultimate, as Administrative Borrower for itself and the other Borrowers.

Yours very truly,
WELLS FARGO RETAIL FINANCE, LLC
By:	/s/ JENNIFER BLANCHETTE
Its:	Assistant Vice President
PNC BANK, NATIONAL ASSOCIATION
By:	/s/ ILENE SILBERMAN
Its:	Vice President
Agreed and Accepted:
ULTIMATE ELECTRONICS, INC. Administrative Borrower for Itself and the other Borrowers
By:	/s/ ALAN E. KESSOCK
Its:	CFO and SVP—Finance

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  Exhibit 10.1